EXHIBIT 99.1

Inuvo Reports 23.6% Year-Over-Year Revenue Growth to $35.2 million for the First Half of 2024

Revenue increased 9.4% to $18.2 million in Q2 2024

Inuvo management to host conference call today at 4:15 PM ET

LITTLE ROCK, AR, August 8, 2024 -- Inuvo, Inc. (NYSE American: INUV), provider of the first generative artificial intelligence (AI) advertiser solution made specifically for brands and agencies, today provided a business update, and announced its financial results for the second quarter ended June 30, 2024.

Q2 2024 Financial Highlights (year-over-year) and Subsequent Events:

•	Revenue increased 9.4% to $18.2 million in Q2 2024
•	Adjusted EBITDA loss improved 62% to a loss of $668 thousand in Q2 2024
•	Net loss reduced by 48% to a loss of $1.7 million in Q2 2024
•	Secured $10.0 million credit line
•	Preliminary unaudited revenue in July 2024 was $7.7 million as compared to approximately $5.9 million monthly average through the first half of 2024

Richard Howe, CEO of Inuvo, stated, “We are pleased to report that revenue increased by 23.6% year-over-year to $35.2 million in the first half of 2024. Additionally, in the second quarter, we achieved 9.4% year-over-year growth, with revenues reaching $18.2 million. Furthermore, adjusted EBITDA, net loss and free-cash-flow all improved within the first half of 2024.”

The IntentKey remains the first and only large language generative artificial intelligence capable of identifying and targeting audiences without tracking or using consumer data or cookies and continues to outperform competitors by a significant margin. As the next evolution in digital advertising, IntentKey puts the power of Inuvo’s proprietary audience discovery and targeting AI in the hands of marketers where it can be used as a managed or self-service.

Mr. Howe continued, “This year we are making significant strides towards the distribution of our self-service and predictive media mix modeling products with roughly a half dozen self-serve models built in the quarter and a number of media mix product sales cycles well underway. The self-serve product boasts high margins, with gross profit ranging from 85-95%. The media mix modeling provides the means for Inuvo to act in a more strategic capacity within clients. We also expect to sign in the 3rd quarter of 2024 a master services agreement with our largest retail client which provides Inuvo the opportunity to expand across their enterprise. “

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Financial Results for the Three and Six Month Ended June 30, 2024

Net revenue for the second quarter of 2024 totaled $18.2 million, compared to $16.7 million for the same period last year. Net revenue for the six months ended June 30, 2024, totaled $35.2 million compared to $28.5 million for the same period last year.

Cost of revenue for the second quarter of 2024 totaled $2.9 million, compared to $2.4 million for the same period last year. Cost of revenue for the six months ended June 30, 2024, totaled $5.0 million as compared to $5.6 million for the same period last year. The decrease in the cost of revenue for the six months ended June 30, 2024, as compared to the same period last year, was related to the change in revenue mix due to higher revenue from Platform clients.

Gross profit for the three and six months ended June 30, 2024, totaled $15.3 million and $30.2 million, respectively, as compared to $14.3 million and $22.9 million, respectively, for the same periods last year. Gross profit margin for the three and six months ended June 30, 2024, was 84.0% and 85.8%, respectively, as compared to 85.8% and 80.5%, respectively, for the same periods last year.

Operating expenses for the three months ended June 30, 2024, totaled $17.0 million compared to $17.6 million for the same period last year. Operating expenses for the six months ended June 30, 2024, totaled $34.0 million compared to $29.7 million for the same period last year.

Finance expense was approximately $42 thousand and $38 thousand for the three months ended June 30, 2024 and 2023, respectively. Finance expense was approximately $62 thousand and $57 thousand for the six months ended June 30, 2024 and 2023, respectively.

Net loss for the second quarter of 2024 totaled $1.7 million, or $0.01 per basic and diluted share, as compared to net loss of $3.4 million, or $0.03 per basic and diluted share, for the same period last year. Net loss for the six months ended June 30, 2024, totaled $3.9 million, or $0.03 per basic and diluted share, as compared to net loss of $6.8 million, or $0.05 per basic and diluted share, for the same period last year.

Adjusted EBITDA [see reconciliation table below] was a loss of approximately $668 thousand in the second quarter of 2024, compared to a loss of approximately $1.8 million for the same period last year. Adjusted EBITDA was a loss of approximately $1.7 million for the six months ended June 30, 2024, compared to a loss of approximately $4.1 million for the same period last year.

While the company provided preliminary revenue for July 2024, it does not anticipate continuing to report preliminary unaudited monthly revenue and will provide additional financial information when Q3 2024 financial results are available.

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Liquidity and Capital Resources:

As of June 30, 2024, Inuvo had $2.0 million in cash and cash equivalents and an unused working capital facility of $5.0 million and no debt.

As of August 2, 2024, Inuvo had 140,432,087 common shares issued and outstanding.

Subsequent Events:

In July 2024, Inuvo secured a three-year, $10 million line of credit to finance working capital needs.

Conference Call Details:

Date: Thursday, August 8, 2024

Time: 4:15 p.m. Eastern Time

Toll-free Dial-in Number: 1-800-717-1738

International Dial-in Number: 1- 646-307-1865

Conference ID: 1174796

Webcast Link: HERE

A telephone replay will be available through Thursday, August 22, 2024. To access the replay, please dial 1- 844-512-2921 (domestic) or 1- 412-317-6671 (international). At the system prompt, please enter the code 1174796 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

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Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inuvo’s quarter-end financial close process and preparation of financial statements for the quarter that are subject to risks and uncertainties that could cause results to be materially different than expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed on February 29, 2024, and our other filings with the SEC. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:

Wally Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

Investor Relations:

David Waldman / Natalya Rudman

Crescendo Communications, LLC

Tel: (212) 671-1020

inuv@crescendo-ir.com

(Tables follow)

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INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2024	2023	2024	2023
Net revenue	$18,209,005	$16,651,405	$35,232,782	$28,498,845
Cost of revenue	2,906,188	2,368,540	5,005,230	5,559,103
Gross profit	15,302,817	14,282,865	30,227,552	22,939,742
Operating expenses	-	-	-	-
Marketing costs	12,431,580	12,056,616	25,534,224	19,144,166
Compensation	3,031,231	3,253,416	6,256,090	6,676,257
Selling, general and administrative	1,539,393	2,311,885	2,227,903	3,893,774
Total operating expenses	17,002,204	17,621,917	34,018,217	29,714,197
Operating loss	(1,699,387)	(3,339,052)	(3,790,665)	(6,774,455)
Interest expense	42,451	38,186	62,831	57,306
Other income	-	-	-	14,418
Income tax expense	5,353	-	5,353	-
Net loss	$(1,747,191)	$(3,377,238)	$(3,858,849)	$(6,817,343)
Other comprehensive income
Unrealized loss on marketable securities	-	-	-	84,868
Comprehensive loss	$(1,747,191)	$(3,377,238)	$(3,858,849)	$(6,732,475)

Earnings per share, basic and diluted
Net loss income	($0.01)	($0.03)	($0.03)	($0.05)
Weighted average shares outstanding
Basic	140,118,532	127,249,916	139,453,962	124,115,098
Diluted	140,118,532	127,249,916	139,453,962	124,115,098

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INUVO, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2024	2023
Assets

Cash and cash equivalent	$2,011,904	$4,440,454
Accounts receivable, net	8,081,326	9,226,956
Prepaid expenses and other current assets	1,038,038	1,076,121
Total current assets	11,131,268	14,743,531

Property and equipment, net	1,756,989	1,680,788

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	4,172,541	4,664,791
Other assets	1,543,958	1,431,692

Total assets	$28,458,098	$32,374,144

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$6,075,889	$6,432,120
Accrued expenses and other current liabilities	7,870,368	8,100,354
Total current liabilities	13,946,257	14,532,474

Long-term liabilities	972,271	859,484

Total stockholders' equity	13,539,570	16,982,186
Total liabilities and stockholders' equity	$28,458,098	$32,374,144

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RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2024	2023	2024	2023
Net loss	$(1,747,191)	$(3,377,238)	$(3,858,849)	$(6,817,343)
Interest Expense	42,451	38,186	62,831	57,306
Income tax Expense	5,353	-	5,353	-
Depreciation	430,676	432,053	857,754	824,954
Amortization	282,240	273,495	528,365	550,263
EBITDA	(986,471)	(2,633,504)	(2,404,546)	(5,384,820)
Stock-based compensation	318,681	503,061	714,993	935,145
Non recurring items:
Doubtful account reserve	-	378,928	-	361,097
Adjusted EBITDA	$(667,790)	$(1,751,515)	$(1,689,553)	$(4,088,578)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) income tax expense, (iii) depreciation, and (iv) amortization. We further define Adjusted EBITDA as EBITDA plus (v) stock-based compensation and (vi) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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